    As filed with the Securities and Exchange Commission on February 3, 2004

                                           Registration Statement No. 333-97385
===============================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                          PRE-EFFECTIVE AMENDMENT NO. 6
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                               MAC WORLDWIDE, INC.
                 (Name of small business issuer in its charter)

            Delaware                     5130                  90-0002618
(State of incorporation or    (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of organization)  Classification Code Number)  Identification No.)

                               ------------------

                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
          (Address and telephone number of principal executive offices)

                               ------------------

                                   Steven Katz
                      President and Chief Executive Officer
                               MAC Worldwide, Inc.
                                1640 Terrace Way
                         Walnut Creek, California 94596
                                 (732) 254-5385
            (Name, address and telephone number of agent for service)

                               ------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                           Gottbetter & Partners, LLP
                         488 Madison Avenue, 12th Floor
                            New York, New York 10022
                                 (212) 400-6900

                               ------------------

      Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
        TITLE OF EACH CLASS            AMOUNT BEING    OFFERING PRICE      MAXIMUM AGGREGATE         AMOUNT OF
   OF SECURITIES BEING REGISTERED       REGISTERED      PER SHARE (1)     OFFERING PRICE (1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
  Shares of Common Stock........        2,870,520           $.10               $287,052                 $40
--------------------------------------------------------------------------------------------------------------------
  Total.........................                                               $287,052                 $40
--------------------------------------------------------------------------------------------------------------------
  Amount Due....................                                                                        $40
====================================================================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule
457.

                               ------------------

        THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION.  DATED                                , 2004.

PROSPECTUS



                               MAC WORLDWIDE, INC.


                        2,870,520 SHARES OF COMMON STOCK


         This prospectus relates to the resale by the selling stockholders of 2,870,520 shares of our common stock. The selling stockholders will sell the shares from time to time at $.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no set minimum or maximum number of shares that can be purchased by an investor. There is no assurance that our common stock will be included on the OTCBB. We will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of this offering. This is the initial registration of any of our shares.

         No public market currently exists for the shares of common stock.


         AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                      The date of this prospectus is    , 2004


                                TABLE OF CONTENTS

                                                                                                                Page

Summary...........................................................................................................1

Risk Factors......................................................................................................3

Cautionary Note Regarding Forward-Looking Statements..............................................................5

Use of Proceeds...................................................................................................5

Capitalization....................................................................................................6

Management's Discussion and Analysis of Financial Condition and Results of Operations.............................6

Dividend Policy..................................................................................................10

Description of Business..........................................................................................10

Directors, Executive Officers, Promoters and Control Persons.....................................................13

Executive Compensation...........................................................................................14

Security Ownership of Certain Beneficial Owners and Management...................................................17

Certain Relationships and Related Transactions...................................................................18

Description of Securities........................................................................................20

Selling Stockholders.............................................................................................21

Plan of Distribution.............................................................................................24

Market for Common Equity.........................................................................................25

Legal Proceedings................................................................................................26

Legal Matters....................................................................................................26

Experts..........................................................................................................27

Where You Can Find More Information..............................................................................27

Index to Financial Statements....................................................................................28



                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until ____, 2004 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                     SUMMARY


         This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors".


BUSINESS

         MAC Worldwide, Inc. ("MAC"), through its wholly owned operating subsidiary Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing upscale Mimi & Coco branded "T-shirts" and pull-over camisoles for distribution to retail accounts in the United States and Canada.



THE OFFERING

Shares offered by the selling stockholders...........    2,870,520


Common stock outstanding.............................    7,880,520


Use of proceeds......................................    The selling stockholders will receive the net
                                                         proceeds from the sale of shares. We will
                                                         receive none of the proceeds from the sale of
                                                         shares offered by this prospectus.



                      SUMMARY OF HISTORICAL FINANCIAL DATA

         In the table below, we provide you with summary historical financial information of MAC Worldwide, Inc. The following statements of income data for the years ended December 31, 2002 and 2001 and the balance sheet data as of December 31, 2002 are derived from the audited financial statements of MAC Worldwide, Inc.

The following financial data should be read in conjunction with, and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of MAC Worldwide, Inc. including the notes to these financial statements, included elsewhere in this registration statement/prospectus.

                       MAC WORLDWIDE, INC. and Subsidiary

                       Selected Historical Financial Data



                                                          For the Nine Months Ended          Year Ended December 31,
                                                                September 30,
                                                     ------------------------------------ ------------------------------
                                                          2003                2002            2002             2001
                                                     ---------------     ---------------- -------------     ------------
                                                      (Unaudited)           (Unaudited)

     Consolidated Statements of Income Data:
     Net Sales                                       $      556,892      $        55,487  $     79,879      $    61,929
     Cost of goods sold                                     371,743               36,477        56,715           33,960
                                                            -------               ------        ------           ------
     Gross Profit                                           185,149               19,010        23,164           27,969

     Selling general and administrative                     132,848              192,929       238,090           77,985
                                                            -------              -------       -------           ------
     expenses

     Income (loss) from operations                           52,301            (173,919)     (214,926)         (50,016)
     Interest expense, net                                    9,004                5,671        15,487            5,788
                                                              -----                -----        ------            -----
     Income (loss) before provision for income               43,297            (179,590)     (230,413)         (55,804)
     taxes
     Provision for income tax                                 7,156                   --            --               --
                                                          ---------            ---------     ---------        ---------
     Net income (loss)                                       36,141            (179,590)     (230,413)         (55,804)
                                                          =========            =========     =========        =========

     Basic earnings (loss) per share                              *               (0.03)        (0.04)           (0.02)
                                                          =========            =========     =========        =========
     Dividends per share                                         --                   --            --               --
     Basic weighted-average common shares outstanding     7,880,520            5,673,806     6,230,019        2,509,192
                                                          =========            =========     =========        =========


     Consolidated Balance Sheet Data:
     Total current assets                                   259,470              157,873        74,416           72,038
     Total other assets                                      83,024                  380        48,869              390
                                                             ------                  ---        ------              ---
     Total assets                                           342,494              158,253       123,285           72,428
     Notes payable                                           64,250               56,015        59,928           85,000
     Total current liabilities                              267,754              105,530       129,499          122,667
     Due to officer                                          32,726                   --        23,840               --
     Total stockholders' equity (deficiency)                 42,014               52,723      (30,054)         (50,239)

     Total liabilities and stockholders' equity             342,494              158,253       123,285           72,428


*Amount is less than $0.01

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. All of the known material risks inherent in this offering are addressed below. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

         If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

IT IS POSSIBLE THAT WE MAY NEED TO RAISE ADDITIONAL CAPITAL WITHIN THE NEXT TWELVE MONTHS, AND THAT IF WE ARE UNABLE TO RAISE SUCH CAPITAL THEN WE WILL NOT BE ABLE TO FUND OUR OPERATIONS AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

         If we need additional working capital within the next twelve months to continue our operations we will attempt to obtain this capital through increasing our line of credit or borrowing from other sources or from selling our stock privately. Currently we have no commitment from any potential sources of funding. Prior to the nine month period ended September 30, 2003 we were loosing money. For the nine month period ended September 30, 2003 we had a small profit. If we are unable to continue to generate enough cash through operations and then fail to obtain additional funding within the next twelve months then our operations would fail. Therefore you would likely be unable to sell your shares and your investment would be a complete loss.

WE HAVE A LIMITED OPERATING HISTORY AND REVENUES MAKING IT DIFFICULT TO EVALUATE OUR PROSPECTS.

         We are a new enterprise that has limited operating history and revenues upon which an evaluation of our business and prospects can be based. We must, therefore, be considered to be subject to all of the risks inherent in the establishment of a new business enterprise, including the prospective development and marketing costs, along with the uncertainties of being able to effectively market our services. We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

WE ARE ENGAGED IN A DISPUTE OVER THE TRADEMARK MIMI & COCO AND IT IS POSSIBLE THAT WE WILL LOOSE THIS DISPUTE AND BE FORCED TO CHANGE OUR BRAND NAME.

On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO") for "clothing, namely, t-shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. The filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.'s application, these third party applications are based on an intention to use the trademark. In 2003 sent cease & desist letters to these two other trademark applicants. The outcome of this trademark dispute is uncertain and could result in very costly litigation and Mimi & Coco, Inc. not being able to use the trademark MIMI & COCO, which could have a negative material impact on MAC.

WE ARE DEPENDENT UPON VINCENZO CAVALLO, OUR COO AND DIRECTOR, ANY REDUCTION OF HIS ROLE WOULD HAVE A MATERIAL ADVERSE EFFECT.

         The success of MAC is dependent on the vision, knowledge, business relationships and abilities of MAC's Chief Operating Officer and director Vincenzo Cavallo. Any reduction of Mr. Cavallo's role in the business would have a material adverse effect on MAC. MAC does not have an employment contract with Mr. Cavallo, nor a key man life insurance policy.

THE LOSS OF COO AND DIRECTOR VINCENZO CAVALLO MAY RESULT IN MAC LOOSING ITS ITALIAN SOURCE FOR MANUFACTURING, WHICH MAY RESULT IN HIGHER COSTS OR AN INABILITY TO CONTINUE OPERATIONS.

         MAC does not have a contract with its Italian manufacturer. The Italian manufacturer is a long standing friend of Vincenzo Cavallo, our Chief Operating Officer and director. If Vincenzo Cavallo was no longer an officer or director of MAC this may result in MAC losing its source for Italian manufacturing which may result in higher costs or an inability to continue operations.

MAC'S AUDITOR IS NOT LICENSED IN CALIFORNIA, WHICH IS WHERE MAC HAS ITS HEADQUARTERS, AND THAT MAY INCREASE THE RISK OF LITIGATION IN THE EVENT THAT THERE IS SOME ERROR IN THE AUDITOR'S REPORT.

         MAC's auditor, Rogoff & Company, P.C. is licensed in the state of New York, but not in the state of California where MAC has its headquarters. This may increase the risk of litigation in the event that there is some error in the auditor's report.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

         There has been no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD INCLUSION, AND THERFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

         Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. MAC has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of MAC's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities.



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.



                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2004.

 Total Liabilities.......................................................................          $       300,480
 Stockholders' equity:
       Common stock, $.001 par value; authorized 50,000,000 shares, issued and
          outstanding 7,880,520 shares ..................................................                    7,881
       Preferred stock, $.001 par value; authorized 5,000,000 shares, issued and
          outstanding -0- ...............................................................                        0
       Additional paid-in capital........................................................                  248,282
       Accumulated other comprehensive income ...........................................                   35,927
       Accumulated Deficit...............................................................                 (250,076)
 Total shareholders' deficit.............................................................                   42,014
 Total capitalization....................................................................                  342,494


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc., incorporated under the laws of Canada on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc. are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

         MAC, through its wholly owned operating subsidiary Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded T-shirts and pull-over camisoles for distribution to retail accounts in the United States and Canada.

         MAC's costs of sales and operating expenses have increased significantly since MAC's inception. This trend reflects increased sales and the costs associated with the formation of MAC and with the costs of this securities offering.

         MAC has a limited operating history on which to base an evaluation of its business and prospects. MAC's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO DECEMBER 31, 2001, AND THE NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE NINE MONTHS ENDED SEPTMBER 30, 2002.

         Net Sales. Net sales grew from $61,929 for the year ended December 31, 2001 to $79,879 for the year ended December 31, 2002 as a result of increased sales in Canada.

         Net sales grew from $55,487 for the nine months ended September 30, 2002 to $556,892 for the nine months ended September 30, 2003. This increase was due to a significant increase in sales to customers in the United States where sales increase from $3,226 for the nine months ended September 30, 2002 to $469,808 for the nine months ended September 30, 2003. These new sales were to over 200 U.S. retail clothing stores.

         Cost of Sales. Cost of sales increased from $33,960 for the year ended December 31, 2001, to $56,715 for the year ended December 31, 2002, reflecting MAC's increased sales volume. MAC's gross profit margin decreased from 45% for the year ended December 31, 2001 to 29% for the year ended December 31, 2002 due to increased costs. These increased costs were raw materials increasing from approximately $26,123 in 2001 to approximately $43,815 in 2002, and freight and duty costs increasing from approximately $7,837 in 2001 to $12,900 in 2002. The raw material costs increase was due to our suppliers increasing their charge to us in 2002, and the freight and duty costs increased as well because those costs are approximately 23% of our raw material costs.

         Cost of sales increased from $36,477 for the nine months ended September 30, 2002 to $371,743 for the nine month period ended September 30, 2003. This increase was due to an increase in sales of over ten fold during the same period. MAC's gross profit remained relatively unchanged. Decreasing from 34% for the nine months ended September 30, 2002 to 33% for the nine months ended September 30, 2003.

         Selling Expenses. Selling expenses decreased from $9,075 for the year ended December 31, 2001 to $5,753 for the year ended December 31, 2002. This decrease was due to a decrease in travel expenses in 2002.

         Selling expenses increased from $4,731 for the nine month period ending September 30, 2002 to $80,056 for the nine month period ending September 30, 2003. This increase was due largely to increased commissions to sales representatives (approximately $56,000), and increased trade show costs (approximately $20,000).

         General and Administrative Expenses. General and administrative expenses increased from $68,910 for the year ended December 31, 2001 to $232,337 for the year ended December 31, 2002. The increase in general and administrative expenses was primarily due to the legal, accounting and printing costs associated with this prospectus.

         General and administrative costs decreased from $188,198 for the nine months period ended September 30, 2002 to $52,792 for the nine months period ended September 30, 2003 primarily because the legal, accounting and printing costs associated with this prospectus were incurred in 2002.

         Interest Expenses, Net. Interest expenses increased from $5,788 for the year ended December 31, 2001 to $15,487 for the year ended December 31, 2002. The increase was attributable to interest due on promissory notes that were issued for working capital. Interest expenses increased from $5,671 for the nine months ended September 30, 2002 to $9,004 for the nine months ended September 30, 2003. The increase was attributable to interest due on promissory notes that were issued for working capital.

         Net Loss. Net loss increased from $55,804 for the year ended December 31, 2001, to $230,413 for the year ended December 31, 2002. This increased loss was due largely to the cost of this prospectus and to increased expenses relating to the increased sales. MAC believes that the other changes in cash flow are minor, given the small dollar amounts involved, and that it is difficult to draw any trend from the changes from the year ended December 31, 2001 to the year ended December 31, 2002.

         Net loss decreased from a loss of $179,590 for the nine month period ended September 30, 2002 to net income of $36,141 for the nine month period ended September 30, 2003. MAC believes that this improvement is due to the significant increase in sales over the same period and because the legal, accounting and printing costs associated with this prospectus were incurred in 2002.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception MAC has financed its operations with cash flow from financing activities, through the issuance of promissory notes, the private sale of its common stock and with a line of credit from the Bank of Greece.

         Cash flows from operating activities. Again, net loss increased from $55,804 for the year ended December 31, 2001, to $230,413 for the year ended December 31, 2002. This increased loss was due largely to the cost of this prospectus and to increased expenses relating to the increased sales. Again, net loss decreased from a loss of $179,590 for the period ending September 30, 2002 to a net income of $36,141 for the nine month period ending September 30, 2003. MAC believes that this improvement is due to the significant increase in sales over the same period and because the legal, accounting and printing costs associated with this prospectus were incurred in 2002.

         In 2001, common stock valued at $5,500 was issued for services (these services included: $1,000 for the preparation of a business plan; $3,000 for consulting on corporate finance issues including how to structure raising capital; and $1,500 for management services provided by the president of the Company); no such stock issuance occurred in 2002, nor in the nine month period ending September 30, 2003. Payment of stock valued at $8,556 for accrued interest was issued in 2002; no such stock issuance occurred in 2001.

         The aggregate change in accounts receivable decreased by $32,657 from 2001 to 2002, this was largely due to reclassification of amounts due from affiliate stores (the two retail stores owned by officer and director Vincenzo Cavallo). Accounts receivable increased from $18,135 for the nine month period ending September 30, 2002 to $74,307 for the nine month period ending September 30, 2003. This increase was due largely to significant increase in sales over this period and the granting credit to several major U.S. based department stores.

         The aggregate change in inventories decreased by $11,208 from 2001 to 2002, this was largely due to the fact that 2001 was MAC's first year of operations and MAC was building its initial inventory. The aggregate change in inventories increased by $27,637 from the nine month period ended September 30, 2002 to the nine month period ended September 30, 2003. This was largely due to the increased purchase of inventory to match the increase in sales.

         The aggregate change in accounts payable and accrued expenses decreased by $13,393 from 2001 to 2002, this was largely due to additional purchases of inventory. The aggregate change in accounts payable and accrued expenses increased by $121,470; from $203 for the nine month period ended September 30, 2002 to $121,673 for the nine month period ended September 30, 2003. This was largely due to the significant increase of sales during this period.

         Net Cash used in operating activities was $75,877 for the year ended December 31, 2001. Net Cash used in operating activities was $190,620 for the year ended December 31, 2002. The increase in net cash used in operating activities was primarily due to the legal, accounting and printing costs associated with this securities offering.

         Net cash used in operations was $176,574 for the nine month period ended September 30, 2002, whereas net cash provided by operations was $88,257 for the nine month period ended September 30, 2003. This change of $264,831 was due to increased net income from operations.

         Cash flows provided from financing activities of $248,924 for the nine month period ended September 30, 2002 consisted of net proceeds of $256,552 from the sale of common stock minus the repayment of $7,628 of notes payable. Additionally, there was $23,840 due an officer (MAC's COO Vincenzo Cavallo). Mr. Cavallo's management services consisted of running the day to day operations of the business. Cash flows used in financing activities of $3,741 for the nine month period ended September 30, 2003 consisted of a decrease in due to officer of $3,741 (the officer was paid a portion of his salary that was due). (Additionally, there was $32,726 due an officer of MAC, COO Vincenzo Cavallo.)

         Cash flows provided from financing activities of $85,000 for the year ended December 31, 2001 consisted of proceeds from notes payable. Cash flows provided by financing activities of $216,970 for the year ended December 31, 2002 consisted of net proceeds of $224,598 from the sale of common stock minus the repayment of $7,628 of notes payable. (Additionally, there was $23,840 due an officer of MAC, COO Vincenzo Cavallo.)

         Further details on MAC's financing activities follow.

         From December 2001 to July 2002, MAC sold 2,565,520 shares of its common stock at $.10 per share for gross proceeds of $256,520. The sales were a private transaction and a private placement memorandum was provided to these investors. These investors were personal business acquaintances of MAC's officers. We incurred $31,954 of offering costs with this transaction.

         During the year ended December 31, 2002, we converted $26,000 of debt into equity, as described in the two transactions below.

         In June, 2002, MAC issued an additional 130,000 shares of its common stock to Viking Investment Group II, Inc. in exchange for $13,000 partial payment of a promissory note MAC issued to Viking Investment Group II, Inc. dated February 2, 2001 in the amount of $17,137. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash.

         In June, 2002, MAC issued an additional 130,000 shares of its common stock to Parenteau Corporation in exchange for $13,000 partial payment of a promissory note MAC issued to Parenteau Corporation dated July 9, 2001 in the amount of $16,490. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash.

         Additionally, in June, 2003, MAC issued a replacement promissory note to Sonic Investments, Ltd. The promissory note is dated June 25, 2003 and is for $40,337.20, at an interest rate of 12%. This interest rate of 12% percent is lower than the interest rate MAC issued on promissory notes in 2001, reflecting the decline in interest rates by the U.S. Federal Reserve Bank. The promissory note is due June 25, 2004. This promissory note replaced a promissory note dated June 25, 2002 for $36,015.36. The promissory note was issued for working capital.

         Additionally, in November, 2003, MAC issued a replacement promissory note to Viking Investment Group II, Inc. The promissory note is due November 19, 2004 and is for $28,216.58, at 18% interest. The promissory note replaces the promissory note for $23,912.36 at 18% interest between these same two parties, which was due on November 19, 2003. The promissory note was issued for working capital.

         As of December 31, 2002, MAC had $35,473 of cash, compared to $9,123 as of December 31, 2001. As of September 30, 2003 MAC had $155,916 of cash compared to $81,473 of cash as of September 30, 2002.

         In January, 2003 MAC obtained a line of credit from the Bank of Greece. The line of credit is for $70,000 in Canadian Dollars (which would be approximately $52,000 U.S. Dollars as of January, 2003) at the Canadian prime rate (which was approximately 3% in January, 2004) plus 1.5%.

         MAC anticipates that cash generated from operations and capital available from MAC's line of credit with the Bank of Greece are sufficient to satisfy MAC's capital requirements for the next twelve months. However, if MAC's cash needs are not met then MAC will seek to sell additional equity or debt securities, and or to increase its line of credit. The sale of additional equity or debt securities could result in additional dilution to MAC's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to MAC, if at all. MAC has no material commitments for capital expenditures.



                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.



                             DESCRIPTION OF BUSINESS

         We were incorporated under the laws of Delaware on December 14, 2000. Our current operations are conducted through our wholly owned subsidiary Mimi & Coco, Inc., incorporated under the laws of Canada on December 20, 2000 (a Canadian numbered corporation 3847276). Mimi & Coco's website address is www.mimicoco.com. On December 20, 2000, MAC Worldwide, Inc. acquired 100% of

Mimi & Coco, Inc.'s common stock in exchange for 2,500,000 shares of the Company's common stock. Mimi & Coco was started as an unincorporated proprietorship in 1993 and operated by Vincenzo Cavallo and Anthony Cavallo. The four directors of Mimi & Coco, Inc. are Vincenzo Cavallo, Anthony Cavallo, Anita Cavallo and Victor Cavallo, all siblings.

         MAC, through its wholly owned operating subsidiary, Mimi & Coco, Inc., is engaged in the manufacture and marketing of garments to the retail clothing industry. Specifically, MAC is in the business of designing, contract manufacturing, importing and marketing Mimi & Coco branded T-shirts and pull-over camisoles for distribution to retail accounts in the United States and Canada. The primary market focus is the female consumer ages 15 to 49, and MAC does manufacture a limited range of unisex products addressing the male consumer. The design effort consists of original designs following current market trends including fashion, colors, fabrics and finishing aimed at capturing business in high-end specialty retail outlets and department stores. Approximately eighty percent of MAC's sales come from over two hundred customers with retail stores primarily located in the U.S. Those customers include MAC's two affiliated stores in Montreal, Canada (owned by Vincenzo Cavallo), the Mimi & Coco store on Sherbrooke West and the Mimi & Coco store on St. Laurent Blvd., representing 3% and 4% of MAC's sales respectively. MAC's largest customer is a U.S. based retail store accounting for approximately 18% of sales.

         The products are produced in Italy. MAC designs and presents two new lines per year, Fall and Spring. MAC develops a sample line consisting of a finished piece of each design to be offered and uses this as a selling tool. MAC presents a finished garment and corresponding material swatches representing both color and fabric choices for each item in its retail presentation. Orders are taken for items and quantities to be shipped. The accumulation of pre-season orders becomes the basis for the initial manufacturing order.

         There are no supplier contracts in place, nor does MAC anticipate entering into any contracts. The manufacturer, Sergal, S.R.L., is a long-standing family friend of our director and subsidiary operating principal, Vincenzo Cavallo. Sergal is located in Varese, Italy. The raw materials, cotton, wool and Lycra(R), are widely available. (Lycra is a registered trademark of DuPont.)

         The garments are shipped from Italy FOB via air, freight and duty paid upon receipt of goods. These costs average 27 percent of the invoice cost. The terms with our supplier are 60 to 90 days net, depending on whether the shipment arrived before or after the agreed dates. There are no inventory or warehousing costs.

         The Mimi & Coco line is marketed on the quality of construction, quality of materials, fashion color ranges, and to an extent the brand name, Mimi & Coco. The average wholesale price point range is $15-$30, resulting in a retail price range of $30 to $60. The Italian produced garments are well constructed including a special seam construction with a tubular assembly versus visible stitching.

         At present, the marketing and sales efforts have been modest with our co-founder, Mr. Vincenzo Cavallo, being the primary marketing force. MAC is currently negotiating a marketing representation agreement with Simon & Ido,

Inc. (doing business as "Simon") to handle all sales in the U.S. There is no assurance that this agreement will be finalized. Simon charges a 12% commission on all sales it makes. Under the direction of the newly appointed acting President, Mr. Steven Katz, MAC intends to do the following: to participate in North American trade shows; to hire outside sales representation; and to explore distribution on the Internet.

EMPLOYEES

         The present staff includes two part-time personnel at MAC Worldwide, Inc., the parent company located in Walnut Creek, California. The staff consists of the acting President, Steven Katz, and the Administrative Manager. Mr. Katz will work approximately 4 hours per week for MAC. The operating subsidiary, Mimi & Coco, Inc., in Montreal, has a part-time staff of three, the Chief Operating Officer and co-founder, Vincenzo Cavallo (works approximately 30 hours per week for MAC), the Secretary and co-founder, Anthony Cavallo (works approximately 20 hours per week for MAC), and a sales administrator and distribution person. It is anticipated within the next twelve months that there will be two additional positions added to staff in the operating subsidiary. The planned addition is in the area of customer and sales services providing resource to increase direct customer contact and provide support to the targeted addition of sales agents. None of the management or staff in either organization is subject to any collective bargaining agreements. There are no employment agreements.

COMPETITION

         MAC is a very small company with small sales volume and insignificant market share compared to the many larger and better funded manufacturers. We believe that we compete primarily on price and quality. Competition is significant from major manufacturers and marketers such as Calvin Klein, Ralph Lauren, GAP, etc., which spend huge sums of money on advertising and image and awareness building, and from many smaller companies vying for market shelf space and positioning. These smaller companies include Michael Stars and Three Dots, both based in California, and Petit Bateau, based in France. These three companies are focused on the high end T-shirt market and compete directly with MAC.

INTELLECTUAL PROPERTY

         On July 16, 2002, Mimi & Coco, Inc. filed an application to register the trademark MIMI & COCO in the United States Patent and Trademark Office (the "USPTO") for "clothing, namely, t-shirts, shirts, camisoles, dresses, underwear, swimwear, jackets, coats, cardigans, sweaters, sweatshirts, sweatpants and loungewear." The application was based on actual use of the mark since November 12, 1998. The application was assigned Serial No. 76/431,157.

         We believe that there are two other applications pending in the USPTO that are confusingly similar to our application: (1) MIMI & COCO for children's clothing, and (2) MIMI & MAGGIE for women's clothing. Although the filing dates of both of these applications precede the filing date of Mimi & Coco, Inc.'s application, these third party applications are based on an intention to use the trademark. We believe that Mimi & Coco, Inc.'s ownership rights predate both of those applications based on its prior use in interstate commerce.

         We recently sent cease & desist letters to the applicants of the MIMI & MAGGIE and MIMI & COCO marks. We believe that we have a superior claim to the trademark MIMI & COCO and that we will prevail. However, the outcome is uncertain and could result in litigation and the result could be that we can not use the trademark MIMI & COCO.

REGULATION

         MAC is subject to a 17.4% duty on all garments imported into the U.S. from Italy. This duty applies to cotton, as well as to Lycra(R) and wool blends. There are no other duties or restrictions.

PROPERTIES

         We currently lease office space for our corporate headquarters in Walnut Creek, California for a monthly lease of $500, and lease office space for our subsidiary in Montreal for a monthly lease of $250. MAC's wholly owned subsidiary Mimi & Coco, Inc. leases office space from director Anthony Cavallo and leases its warehouse facility from a Quebec corporation owned by director Vincenzo Cavallo. The monthly rents for the office space and warehouse facility are $150 and $100 respectively. There are no written agreements for these two leases. We believe that our properties are adequate and suitable for their intended purposes.



          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND OFFICERS

         The following are MAC's directors and executive officers. The terms of all directors expire at the next annual meeting of shareholders and upon election of their successors. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.

           Name                Age                              Position
           ----                ---                              --------
Steven Katz                    56     President, CEO and Chairman of the Board of Directors

Vincenzo Cavallo               35     Chief Operating Officer and Director

Anthony Cavallo                37     Chief Financial Officer, Secretary and Director

         STEVEN KATZ has been MAC's President, CEO and Chairman of the Board of Directors since June, 2001. Since 1982, Mr. Katz has been the President of Steven Katz & Associates, Inc., a management consulting firm specializing in strategic planning and corporate development. From January, 2000 to October, 2001, Mr. Katz was president, COO and treasurer of Senesco Technologies, Inc. The primary business of Senesco Technologies, Inc. is the research, development and commercial exploitation of a technology involving the identification and characterization of genes that Senesco believes control the aging of plant cells (senescence) and may also control the programmed cell death of mammalian cells

(apoptosis). From 1983 to 1984, Mr. Katz was Executive Vice President and co-founder of S.K.Y. Polymers, Inc., a bio-materials company. Mr. Katz received a B.S. degree in Business Administration with an emphasis in Accounting from the City College of New York in 1969. He is presently a member of the boards of directors of the following publicly held companies: Biophan Technologies, Inc. (a medical devices development stage company), a director since 2001; and USA Technologies, Inc. (owner and licensor of automated, credit card activated control systems for use in connection with copying machines, facsimile machines, computers, and vending machines), a director since May, 1999.

         VINCENZO CAVALLO has been MAC's Chief Operating Officer and Director, and president of subsidiary Mimi & Coco, Inc. since December, 2000. Mr. Vincenzo Cavallo was the chief operating officer of the sole proprietorship of Mimi & Coco from 1993 until 2000, at which time the business was then incorporated. He received his Certificate of Law from Universite de Montreal in 2000, his B.S. degree in Sociology from Concordia University in Montreal in 1992, and his College Diploma from Dawson College in Montreal in 1989.

         ANTHONY CAVALLO has been MAC's Chief Financial Officer since June 1, 2002, and MAC's, Secretary and Director since December, 2000. Mr. Anthony Cavallo was an audit manager with Ptack, Schnarch, Basevitz, Chartered Accountants in Montreal from 1993 to July of 2002. He received his Diploma in Accountancy from Concordia University in Montreal in 1993. He earned his Bachelor of Commerce, with a major in Accountancy from Concordia University in 1991. Mr. Anthony Cavallo has been a Chartered Accountant since 1993.



                             EXECUTIVE COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2003, 2002 and 2001. The named executive officers (the "Named Executive Officers") are MAC Worldwide, Inc.'s Chief Executive Officer, Chief Operating Officer and Secretary and the other executive officers of MAC Worldwide who each received in excess of $100,000 in total annual salary and bonus. Compensation is shown in the following table:

                           Summary Compensation Table

                                                              Annual Compensation
                                                          ----------------------------------
                                                                              Other Annual
       Name and Principal Position         Fiscal Year    Salary ($)        Compensation ($)
-----------------------------------------  -----------    ----------        ----------------
Steven Katz                                   2003             0                   0
    President, CFO, Chairman of the           2002             0                   0
    Board of Directors                        2001             0                   0

Vincenzo Cavallo                              2003          16,300                 0
    COO, Director                             2002          15,300                 0
                                              2001          15,600                 0

Anthony Cavallo                               2003             0                   0
Secretary, Director                           2002             0                   0
                                              2001             0                   0

STOCK OPTION GRANTS

         There were no individual grants of stock options to any Executive Officers during the fiscal years ended December 31, 2003, 2002 or 2001.

2001 STOCK OPTION PLAN

         We adopted our 2001 Stock Option Plan on June 15, 2001. The plan provides for the grant of options intended to qualify as "incentive stock options", options that are not intended to so qualify or "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options" described below. We have not yet granted any options or stock appreciation rights under the plan.

         The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

         Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

         The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

         The board of directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

         Also, the plan allows the board of directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

         (i) for any breach of the director's duty of loyalty to us or our stockholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or

         (iv) for any transaction from which the director derived an improper personal benefit.

         Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under a company's bylaws, any agreement, vote of stockholders or otherwise.

         The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of our common stock as of February 2, 2004. The information in this table provides the ownership information for:

         a. each person known by us to be the beneficial owner of more than 5% of our common stock;

         b. each of our directors;

         c. each of our executive officers; and

         d. our executive officers, directors and director nominees as a group.

         Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 7,880,520 shares outstanding. There are currently no outstanding options or warrants to purchase any common stock.

         Unless otherwise indicated, the address of each beneficial owner is c/o MAC Worldwide, Inc., 1640 Terrace Way, Walnut Creek, California 94596.


                                                            AMOUNT OF COMMON   PERCENT OF CLASS
     NAME AND ADDRESS OF         EXECUTIVE OFFICE HELD     STOCK BENEFICIALLY     OF COMMON
     BENEFICIAL OWNER (1)               (IF ANY)                 OWNED (2)         STOCK (3)
----------------------------     ----------------------  -------------------  -----------------

Steven Katz                      President, CEO and               10,000              *
440 S. Main Street               Director
Milltown, New Jersey 08850
----------------------------     ----------------------  -------------------  -----------------
Vincenzo Cavallo                 Chief Operating Officer,      2,500,000             32%
6713 Boulevard St. Laurent       Director
Montreal, QC  H2S 3C8
Canada
----------------------------     ----------------------  -------------------  -----------------
Anthony Cavallo                  Chief Financial Officer,      2,500,000             32%
6713 Boulevard St. Laurent       Secretary, Director
Montreal, QC  H2S 3C8
Canada
----------------------------     ----------------------  -------------------  -----------------
All Executive Officers and                                     5,010,000             64%
Directors as a Group
(3 persons)
----------------------------     ----------------------  -------------------  -----------------
Ian Markofsky is the                     none                    760,000            9.9%
beneficial owner of the
shares held by Viking
Investment Group II, Inc.

488 Madison Avenue, 12th
Floor, New York, NY 10022
----------------------------     ----------------------  -------------------  -----------------

----------------
*  less than 1%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Vincenzo Cavallo and Anthony Cavallo are brothers, and together owned all of the shares of Mimi & Coco, Inc. The four directors of MAC's subsidiary Mimi & Coco, Inc., Vincenzo Cavallo, Anthony Cavallo, Victor Cavallo and Anita Cavallo are all siblings.

         Amounts due from affiliates as of December 31, 2002 represent accounts receivable for merchandise sold to two affiliated retail stores, owned by Vincenzo Cavallo. These stores are called Mimi & Coco. MAC sold merchandise to these stores of approximately $36,000 for the year ended December 31, 2002 and $20,000 for the year ended December 31, 2001. The store located at 4927 Sherbrooke West, Montreal, Canada, is a Quebec numbered corporation, number 9109-9457. The store located at 6717 St. Laurent Blvd., Montreal, Canada, is a Quebec numbered corporation, number 9099-1837.

         MAC's wholly owned subsidiary Mimi & Coco, Inc. leases office space from director Anthony Cavallo and leases its warehouse facility from another Quebec corporation owned by director Vincenzo Cavallo. The monthly rents for the office space and warehouse facility are approximately $100 and $400 per month respectively. There are no written agreements for these two leases.

         In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.10 per share, to Vincenzo Cavallo in exchange for the transfer from Mr. Cavallo of all the shares of Mimi & Coco, Inc. to MAC.

         In December, 2000, we issued 1,250,000 shares of our common stock, valued at $.10 per share, to Anthony Cavallo in exchange for the transfer from Mr. Cavallo of all the shares of Mimi & Coco, Inc. to MAC.

         In September, 2001, we issued 10,000 shares of our common stock, valued at $.10 per share, to Steven Katz, our President, Chief Executive Officer and Chairman of the Board of Directors. The shares were issued for services rendered as a director. Mr. Katz's services included general management guidance and advice on doing business in the tri-state area (Connecticut, New York and New Jersey).

         In November, 2001, we issued 30,000 shares of our common stock to KGL Investments, Ltd., the beneficial owner of which was Kaplan Gottbetter & Levenson, LLP, prior counsel to MAC. The shares were issued in exchange for $3,000 worth of non-legal services rendered (the shares were valued at $.10 per share). These shares are now held by Jackson Steinem, Inc. and the beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, counsel to MAC.

         In November, 2001, we issued 15,000 shares of our common stock, valued at $.10 per share, to David Rector in exchange for preparing our business plan.

         In June, 2002, we issued an additional 2,500,000 shares of our common stock, valued at $.001 per share; 1,250,000 shares were issued to Vincenzo Cavallo and 1,250,000 shares to Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002.

         MAC paid management fees for the years ended December 31, 2003, 2002 and 2001 of $16,300, $15,300 and $15,600, respectively to our Chief Operating Officer. These fees were paid to Vincenzo Cavallo for his duties as MAC's chief operating officer, which include being responsible for the day to day operations.

         In February, 2004, MAC shareholder Parenteau Corporation sold 380,000 shares of MAC to Viking Investment Group II, Inc., the beneficial owner of which is Ian Markofsky. In exchange Viking Investment Group II, Inc. sold 200,912 shares of Amalgamated Technologies, Inc., a Delaware corporation, to Parenteau Corporation. Ian Markofsky is a personal business acquaintance of Francois Parenteau, the beneficial owner of Parenteau Corporation. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended. This transaction resulted in Ian Markofsky being the beneficial owner of 760,000 shares of MAC, which is approximately 9.9% of the outstanding shares.

         In January, 2004, we issued a promissory note to Viking Investment Group II, Inc. The promissory note is for $3,000 at 10% interest and is due January 30, 2005.

         We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock currently consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. There are 7,880,520 shares of our common stock issued and outstanding if the maximum offering is sold, and no other securities, including without limitation any preferred stock, convertible securities, options, warrants, promissory notes or debentures outstanding.

         The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation and its restatements, together with our corporate bylaws.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

         Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

         a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

         b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

         c. all liquidation preferences on any then outstanding preferred stock.

         Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

         Our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

DELAWARE ANTI-TAKEOVER LAW

         If we close an initial public offering of our securities, and become listed on a national stock exchange or the NASDAQ Stock Market or have a class of voting stock held by more than 2000 record holders, we will be governed by the provisions of Section 203 of the General Corporation Law of Delaware. In general, such law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner.

         As a result of Section 203 of the General Corporation Law of Delaware, potential acquirers may be discouraged from attempting to effect acquisition transactions with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

REPORTS TO STOCKHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER AGENT

         We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.



                              SELLING STOCKHOLDERS

         All of the shares of MAC common stock offered under this prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus.

         All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.

         The selling stockholders are offering a total of 2,870,520 shares of MAC common stock. The selling stockholders are not, nor are they affiliated with, broker dealers. The following table sets forth:

         a. the name of each person who is a selling stockholder;

         b. the number of securities owned by each such person at the time of this offering; and

         c. the number of shares of common stock such person will own after the completion of this offering.

         The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.


                                          NUMBER OF      SHARES OWNED PRIOR TO THE        SHARES OWNED AFTER THE
                                            SHARES              OFFERING                       OFFERING
SELLING STOCKHOLDER                        OFFERED       NUMBER       PERCENTAGE          NUMBER       PERCENTAGE

Mark Arcaro                                    1,000          1,000          *             -0-            -0-

Nathalie Domenico Armeni                       1,500          1,500          *             -0-            -0-

Julie Bourne                                   1,000          1,000          *             -0-            -0-

Anahid Boyadjian                               1,000          1,000          *             -0-            -0-

Hovanes Boyadjian                              1,000          1,000          *             -0-            -0-

Lucia Cavallo                                  1,500          1,500          *             -0-            -0-

Thomas Christen                              150,000        150,000          2             -0-            -0-

Fadia Daniel                                   1,500          1,500          *             -0-            -0-

John Daniel                                    1,500          1,500          *             -0-            -0-

Warren Davis                                 162,630        162,630          2             -0-            -0-

Eirini Demetelin                               1,000          1,000          *             -0-            -0-

Joseph DePasquale                            200,000        200,000          2.5           -0-            -0-

Alec Derkevorkian                              1,000          1,000          *             -0-            -0-

Antonio De Ruvo                                1,500          1,500          *             -0-            -0-

Steve De Vito                                  1,500          1,500          *             -0-            -0-

Damian Ellul                                 200,000        200,000          2.5           -0-            -0-

Calvin Erbstein                                1,500          1,500          *             -0-            -0-

Oliver Feher                                   1,000          1,000          *             -0-            -0-

Tony Ferracane                                 1,500          1,500          *             -0-            -0-

First Marketing Establishment (1)            200,000        200,000          2.5           -0-            -0-

Romain Gagnon                                  1,500          1,500          *             -0-            -0-

Phil Gray                                      1,500          1,500          *             -0-            -0-


                                          NUMBER OF      SHARES OWNED PRIOR TO THE        SHARES OWNED AFTER THE
                                            SHARES              OFFERING                       OFFERING
SELLING STOCKHOLDER                        OFFERED       NUMBER       PERCENTAGE          NUMBER       PERCENTAGE

Stephen Hlophe                                 1,000          1,000          *             -0-            -0-

Samantha Hull                                  1,000          1,000          *             -0-            -0-

Jackson Steinem, Inc. (2)                     30,000         30,000          *             -0-            -0-

Marco Lavilla                                  1,500          1,500          *             -0-            -0-

Leonard Lipes                                  1,500          1,500          *             -0-            -0-

John-Anthony Luzio                             1,500          1,500          *             -0-            -0-

Luigi Luzio                                    1,500          1,500          *             -0-            -0-

Marisa Michel                                  1,000          1,000          *             -0-            -0-

Ming Capital Enterprises, Ltd. (3)           150,000        150,000          2             -0-            -0-

Nathalie Neron                                 1,000          1,000          *             -0-            -0-

Sandnine Ohayon                                1,500          1,500          *             -0-            -0-

Paul Ortenberg                                 1,500          1,500          *             -0-            -0-

Paola Paoletta                                 1,500          1,500          *             -0-            -0-

Partner Marketing AG (4)                     150,000        150,000          2             -0-            -0-

Anthony Markofsky (5)                         20,000         20,000          *             -0-            -0-

Sam Pelc                                       1,000          1,000          *             -0-            -0-

Natalie Plante                                 1,000          1,000          *             -0-            -0-

David Rector                                  15,000         15,000          *             -0-            -0-

Seloz Gestion Finance SA (6)                 150,000        150,000          2             -0-            -0-

Shangri-La Investments Inc. (7)              150,000        150,000          2             -0-            -0-

Danielle Tremblay                            162,630        162,630          2             -0-            -0-

Martin Tremblay                              162,630        162,630          2             -0-            -0-

Antonino Vaccaro                               1,500          1,500          *             -0-            -0-

Domenico Vaccaro                               1,500          1,500          *             -0-            -0-

Jonathan Vanger                                1,000          1,000          *             -0-            -0-

Tina Verni                                     1,500          1,500          *             -0-            -0-

Viking Investment Group II, Inc. (8)         760,000        760,000          9.9           -0-            -0-


                                          NUMBER OF      SHARES OWNED PRIOR TO THE        SHARES OWNED AFTER THE
                                            SHARES              OFFERING                       OFFERING
SELLING STOCKHOLDER                        OFFERED       NUMBER       PERCENTAGE          NUMBER       PERCENTAGE


Helene Weech                                 162,630        162,630          2             -0-            -0-

Leroy Williams                                 1,000          1,000          *             -0-            -0-


Total                                      2,870,520      2,870,520        100%            -0-            -0-

* Indicates less than one percent of the total outstanding common stock.

(1) The beneficial owner of First Marketing Establishment is Adrien Ellul.

(2) The beneficial owner of Jackson Steinem, Inc. is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel.

(3) The beneficial owner of Ming Capital Enterprises, Ltd. is Unni Kumaran
    Menon.

(4) The beneficial owner of Partner Marketing AG is Karl Volger.

(5) Anthony Markofsky is the son of Ian Markofsky who is the beneficial owner of Viking Investment Group II, Inc.

(6) The beneficial owner of Seloz Gestion & Finance S.A. is Rene Belser.

(7) The beneficial owner of Shangri-La Investments Inc. is Vijendran Poniah.

(8) The beneficial owner of Viking Investment Group II, Inc. is Ian Markofsky.



                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $.10 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

         a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         d.   privately negotiated transactions; and

         e.   a combination of any such methods of sale.

         In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker dealers. There are no standby arrangements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.

         Selling shareholders may sell their shares in all 50 states in the United States of America . Further, MAC will be profiled in the Standard & Poor's publications or "manuals". The Standard & Poor's manuals are widely subscribed to by broker/dealers, market makers, institutional investors, university libraries and public libraries. A company that is profiled in the Standard & Poor's manuals obtains a "manual" exemption from state securities regulations for secondary trading purposes in the thirty-five states where there is a provision for manual exemption.

         We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

         This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling shareholders,
(ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling shareholders may sell all of the shares described herein without restriction by the volume limitations of Rule 144(k) of the Securities Act.



                            MARKET FOR COMMON EQUITY

SHARES ELIGIBLE FOR FUTURE SALE

MARKET INFORMATION

         There is no public trading market on which MAC's Common Stock is traded. MAC has engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of MAC's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

         There are fifty-six (56) record holders of common equity.

         There are no outstanding options or warrants to purchase, or securities convertible into, common equity of MAC.

         We have outstanding 7,880,520 shares of our common stock. Of these shares, 2,870,520 shares will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 2,870,520 shares of our common stock, 35% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.



                                LEGAL PROCEEDINGS

         We do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us. As noted above we have filed for trademark protection on the name Mimi & Coco and have asked two other clothing companies to cease use of the name. It is possible that this conflict could lead to litigation.



                                  LEGAL MATTERS

         Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022.

                                     EXPERTS

         The financial statements of MAC Worldwide, Inc., as of December 31, 2002 and for each of the two years ended December 31, 2002 and December 31, 2001, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

         We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                       MAC Worldwide, Inc. and Subsidiary


Auditors' Report ..........................................................................F-1

Consolidated Balance Sheets of December 31, 2002,
         and September 30, 2003 (unaudited)................................................F-2

Consolidated Statements of Operations for the years ended December 31, 2002, and December 31, 2001, and nine months ended September 30, 2003 and 2002 (unaudited) .............................................................F-3

Consolidated Statements of Cash Flows for the years ended December 31, 2002, and December 31, 2001, and nine months ended September 30, 2003 and
         2002 (unaudited)..................................................................F-4

Consolidated Statement of Shareholders' Equity for the years ended December
         31, 2002, and December 31, 2001, and  nine months ended September
         30, 2003  (unaudited).............................................................F-5

Notes to Consolidated Financial Statements ................................................F-6


                          Independent Auditors' Report

To the Board of Directors and
Stockholders of MAC Worldwide, Inc.

We have audited the accompanying consolidated balance sheet of MAC Worldwide, Inc. and Subsidiary as of December 31, 2002, and the related consolidated statements of operations, stockholders' deficit and cash flows for the two years ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAC Worldwide, Inc. and Subsidiary as of December 31, 2002, and the consolidated results of their operations and their cash flows for the two years ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rogoff & Company, P.C.

New York, New York
February 19, 2003

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      September 30,     December 31,
                                                                         2003              2002
                                                                      -------------     ------------
                                                                      (Unaudited)
Current Assets:
   Cash                                                                $ 155,916        $  35,473
   Accounts receivable                                                    75,427            1,120
   Inventories                                                            22,912           37,728
   Prepaid expenses and other current assets                               5,215               95
                                                                       ---------        ---------

     Total current assets                                                259,470           74,416

Due from affiliates                                                       82,581           48,489
Security deposits                                                            443              380
                                                                       ---------        ---------

                                                                       $ 342,494        $ 123,285
                                                                       =========        =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Accounts payable and accrued expenses                               $ 183,614        $  61,941
   Notes payable                                                          64,250           59,928
   Income taxes payable                                                    7,539               --
   Accrued interest payable                                               12,351            7,630
                                                                       ---------        ---------

     Total current liabilities                                           267,754          129,499

Due to officers                                                           32,726           23,840
                                                                       ---------        ---------

                                                                         300,480          153,339
                                                                       ---------        ---------

Contingencies

Stockholders' Equity (Deficit):
  Preferred stock; $.001 par value, 5,000,000 shares authorized,
    none outstanding                                                          --               --
   Common stock; $.001 par value, 50,000,000 shares authorized,
     7,880,520 shares issued and outstanding, respectively                 7,881            7,881
  Additional paid in capital                                             248,282          248,282
  Accumulated other comprehensive income                                  35,927               --
  Accumulated deficit                                                   (250,076)        (286,217)
                                                                       ---------        ---------

     Total stockholders' equity (deficit)                                 42,014          (30,054)
                                                                       ---------        ---------

                                                                       $ 342,494        $ 123,285
                                                                       =========        =========

See Notes to Consolidated Financial Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Nine Months Ended                        Years Ended
                                                              September 30,                         December 31,
                                                      -----------------------------        ------------------------------
                                                          2003              2002               2002               2001
                                                      -----------       -----------        -----------        -----------
                                                               (Unaudited)
Net sales                                             $   556,892       $    55,487        $    79,879        $    61,929
Cost of sales                                             371,743            36,477             56,715             33,960
                                                      -----------       -----------        -----------        -----------

     Gross profit                                         185,149            19,010             23,164             27,969
                                                      -----------       -----------        -----------        -----------

Operating expenses:
   Selling expenses                                        80,056             4,731              5,753              9,075
   General and administrative                              52,792           188,198            232,337             68,910
                                                      -----------       -----------        -----------        -----------

     Total operating expenses                             132,848           192,929            238,090             77,985
                                                      -----------       -----------        -----------        -----------

Income (loss) from operations                              52,301          (173,919)          (214,926)           (50,016)

Interest expense, net                                       9,004             5,671             15,487              5,788
                                                      -----------       -----------        -----------        -----------

Income (loss) before provision for income taxes            43,297          (179,590)          (230,413)           (55,804)

Provision for income taxes                                  7,156                --                 --                 --
                                                      -----------       -----------        -----------        -----------

Net income (loss)                                     $    36,141       $  (179,590)       $  (230,413)       $   (55,804)
                                                      ===========       ===========        ===========        ===========

Basic net income (loss) per common share              $         *       $     (0.03)       $     (0.04)       $     (0.02)
                                                      ===========       ===========        ===========        ===========

Basic weighted average shares outstanding               7,880,520         5,673,806          6,230,019          2,509,192
                                                      ===========       ===========        ===========        ===========

* Amount is less than $0.01

See Notes to Consolidated Financial Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 2002 and 2001

                                                                              Accumulated                 Total
                                              Common Stock        Additional     Other                 Stockholders'
                                          ---------------------    Paid In   Comprehensive Accumulated    Equity    Comprehensive
                                            Shares     Amount      Capital      Income       Deficit     (Deficit)  Income (Loss)
                                          ---------   ---------   ---------    ---------    ---------    ---------  -------------
Balance, December 31, 2000                2,500,000   $   2,500   $  (2,435)   $      --    $      --    $      65

Issuance of common stock for services        55,000          55       5,445           --           --        5,500

Net loss                                         --          --          --           --      (55,804)     (55,804)   $ (55,804)
                                          ---------   ---------   ---------    ---------    ---------    ---------    ---------

Balance, December 31, 2001                2,555,000       2,555       3,010           --      (55,804)     (50,239)   $ (55,804)
                                                                                                                      =========

Sale of common stock under
private placement                         2,565,520       2,566     222,032           --           --      224,598

Issuance of common stock under
private placement                         2,500,000       2,500      (2,500)          --           --           --

Payment of debt with common stock           260,000         260      25,740           --           --       26,000

Net loss                                         --          --          --                 (230,413)    (230,413)   $(230,413)
                                          ---------   ---------   ---------    ---------    ---------    ---------    ---------

Balance, December 31, 2002                7,880,520       7,881     248,282           --     (286,217)     (30,054)   $(230,413)
                                                                                                                      =========

Foreign currency translation adjustment          --          --          --       35,927           --       35,927    $  35,927
(unaudited)

Net income (unaudited)                           --          --          --           --       36,141       36,141       36,141
                                          ---------   ---------   ---------    ---------    ---------    ---------    ---------

Balance, September 30, 2003 (Unaudited)   7,880,520   $   7,881   $ 248,282    $  35,927    $(250,076)   $  42,014    $  72,068
                                          =========   =========   =========    =========    =========    =========    =========

See Notes to Consolidated Financial Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Nine Months Ended                     Years Ended
                                                                    September 30,                      December 31,
                                                              --------------------------        --------------------------
                                                                 2003             2002             2002             2001
                                                              ---------        ---------        ---------        ---------
                                                                      (Unaudited)
Cash flows from operating activities:
   Net income (loss)                                          $  36,141        $(179,590)       $(230,413)       $ (55,804)
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
       Common stock issued for services                              --               --               --            5,500
       Management fees and expenses accrued
         for officer                                             12,627           11,645           23,840               --
       Payment of accrued interest with common stock                 --               --            8,556               --
       Accrued interest payable                                   9,043            4,643            7,630               --
     Change in operating assets and liabilities:
       Accounts receivable                                      (74,307)         (18,135)          15,801          (16,856)
       Inventories                                               14,816          (12,821)         (13,260)         (24,468)
       Prepaid expenses and other current assets                 (5,120)           1,457            1,362           (1,457)
       Due from affiliates                                      (34,092)          16,014          (28,420)         (20,069)
       Security deposits                                            (63)              10               10             (390)
       Income taxes payable                                       7,539               --               --               --
       Accounts payable and accrued expenses                    121,673              203           24,274           37,667
                                                              ---------        ---------        ---------        ---------

Net cash provided by (used in) operating activities              88,257         (176,574)        (190,620)         (75,877)
                                                              ---------        ---------        ---------        ---------

Cash flows from financing activities:
   Proceeds from notes payable                                       --               --               --           85,000
   Decrease in due to officer                                    (3,741)              --               --               --
   Repayment of notes payable                                        --           (7,628)          (7,628)              --
   Proceeds from the sale of common stock                            --          256,552          224,598               --
                                                              ---------        ---------        ---------        ---------

Net cash provided by (used in) financing activities              (3,741)         248,924          216,970           85,000
                                                              ---------        ---------        ---------        ---------

Effect of exchange rate changes on cash                          35,927               --               --               --
                                                              ---------        ---------        ---------        ---------

Increase  in cash                                               120,443           72,350           26,350            9,123

Cash, beginning of period                                        35,473            9,123            9,123               --
                                                              ---------        ---------        ---------        ---------

Cash, end of period                                           $ 155,916        $  81,473        $  35,473        $   9,123
                                                              =========        =========        =========        =========

Supplemental disclosure of cash flow information:
   Cash paid during the period for interest                   $   3,581        $   5,469        $   5,469        $      --
                                                              =========        =========        =========        =========

Supplemental disclosure of non-cash financing activity:
   Conversion of accrued interest to notes payable            $   4,322        $      --        $      --        $      --
                                                              =========        =========        =========        =========

   Conversion of debt to equity                               $      --        $  26,000        $  26,000        $      --
                                                              =========        =========        =========        =========

   Common stock issued for services                           $      --        $      --        $      --        $   5,500
                                                              =========        =========        =========        =========

See Notes Consolidated Financial Statements.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 1 - NATURE OF BUSINESS

         MAC Worldwide, Inc. (the "Company") was incorporated in the State of Delaware on December 14, 2000. The Company's operations are conducted through its wholly owned Canadian subsidiary, Mimi & Coco, Inc. ("Mimi & Coco"). Mimi & Coco is engaged in the designing, manufacturing, importing and marketing of "Mimi & Coco" brand label garments to the retail clothing industry in the United States and Canada.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

         The financial information included herein at September 30, 2003 and for the nine-months ended September 30, 2003 and 2002 is unaudited. Such information reflects all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows of the interim periods. The results of operations for the nine-months ended September 30, 2003 are not necessarily indicative of the results for the full year.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Concentration of Credit Risk

         Accounts receivable are due from retail clothing stores through out the United States of America and Canada; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these accounts receivable, repayment is dependent upon the financial stability of the retail clothing industry.

         Allowance for Doubtful Accounts

         The Company estimates uncollectibility of accounts receivable by analyzing historical bad debts, customer concentrations, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. At September 30, 2003 and December 31, 2002 the Company has not recorded an allowance for doubtful accounts.

         Inventories

         Inventories are stated at the lower of cost (first-in, first-out basis) or market. All inventories at September 30, 2003 and December 31, 2002 consist of finished goods.

         Income Taxes

         The Company uses the liability method for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when it is more likely than not that the deferred tax assets will not be realized.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

         Revenue Recognition

         Revenue is recognized when product is shipped, the price has been fixed or determined and collectability is reasonably assured.

         Shipping and Handling Costs

         Shipping and handling costs are included in cost of sales in accordance with guidance established by the Emerging Issues Task Force, issue No. 00-10, "Accounting for Shipping and Handling Costs."

         Stock Based Compensation

         Effective January 1, 2003 the Company adopted SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"). SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based
         Compensation" ("SFAS 123"), and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The interim disclosure requirements of SFAS No. 148 are effective for interim periods beginning after December 15, 2002. The Company's stock-based compensation related to employees and non-employee directors is recognized using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and thus there is no compensation expense for options granted with exercise prices equal to the fair value of the Company's common stock on the date of the grant. With respect to stock based compensation granted to nonemployees, the Company records an expense equal to the fair value of the shares on the measurement date, which is either the earlier of the date at which a commitment for performance is reached or the date at which the service is complete.

         Income (loss) per Share

         The Company presents basic income (loss) per share and, if necessary, diluted earnings per share in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS 128").

         Under SFAS 128, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common shares and common share equivalents outstanding during the period. Common stock equivalents would arise from the issuance of stock options. Dilutive earnings per share are not presented for all periods shown because there are no common stock equivalents.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

         Financial Instruments

         The carrying amounts of financial instruments, including cash, accounts receivable and accounts payable and accrued expenses approximate fair value at September 30, 2003 and December 31, 2002 because of the relatively short maturity of the instruments. The carrying value of the notes payable approximate fair value at September 30, 2003 and December 31, 2002 based upon debt terms available for companies under similar terms. The fair values of due from affiliates and due to officer is not practical to estimate without incurring excessive cost and is carried at cost at September 30, 2003 and December 31, 2002.

         Foreign Currency Translation

         The assets and liabilities of the foreign subsidiary are translated at current exchange rates and the related revenues and expenses at average exchange rates in effect during the period. Resulting translation adjustments, if material, are recorded as a separate component of stockholders' equity while foreign currency transaction gains and losses are included in operations. For the years ended December 31, 2002 and 2001 the foreign currency translation adjustment was not material and was recorded in general and administrative expenses in the accompanying consolidated statement of operations.

         Comprehensive Income (Loss)

         Comprehensive income (loss) consists of net income for the period and foreign currency translation adjustments.

         Use of Estimates

         In preparing financial statements in conformity with accounting principals generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Reclassifications

         Certain   reclassifications  have  been  made  to  the  2002  financial statements to conform to the current period presentation.

         Recently Issued Accounting Pronouncements

         In April 2003, the FASB issued SFAS No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts, entered into or modified after June 30, 2003, with similar characteristics to be accounted for on a comparable basis. The adoption SFAS 149 has not had a material effect on the Company's financial position or results of operations.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

         In May 2003, the FASB issued SFAS No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 has not had a material effect on the Company's financial position or results of operations.

         In November 2002, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF 00-21 addresses certain aspects of the accounting by a company for arrangements under which it will perform multiple revenue-generating activities. EITF 00-21 addresses when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF 00-21 provides guidance with respect to the effect of certain customer rights due to company nonperformance on the recognition of revenue allocated to delivered units of accounting. EITF 00-21 also addresses the impact on the measurement and/or allocation of arrangement consideration of customer cancellation provisions and consideration that varies as a result of future actions of the customer or the company. Finally, EITF 00-21 provides guidance with respect to the recognition of the cost of certain deliverables that are excluded from the revenue accounting arrangement. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 has not had a material effect on the Company's financial position or results of operations.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34" ("FIN 45"). FIN 45 requires the recognition of an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for the initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had a material effect on the Company's financial position and results of operations.

         In January 2003, the FASB issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim periods beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not have variable interest entities and accordingly, the adoption of FIN 46 has not had a material effect on the Company's financial position or results of operations.

NOTE 4 - INCOME TAXES

         At December 31, 2002, the Company had a net operating loss carryforward of approximately $251,000 which may be utilized to offset future taxable income for United States Federal tax purposes. These net operating loss carryforwards begin to expire in 2019. There are no other timing differences between financial reporting and tax reporting. This net operating loss carryforward creates a deferred tax asset of approximately $60,200. Since it is more likely than not that the Company will not realize a benefit from these net operating loss carryforwards a 100% valuation allowance has been recorded to reduce the deferred tax asset to its net realizable value.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 4 - INCOME TAXES - continued

         At December 31, 2002 the Company's wholly owned subsidiary had a net operating loss carryforward of approximately $52,000 under The Income Tax Act (Canada). These net operating losses can be carried forward seven years to offset future taxable income. This net operating loss carryforward creates a deferred tax asset of approximately $7,700. Since it is more likely than not that the Canadian subsidiary will not realize a benefit from these net operating loss carryforwards a 100% valuation allowance has been recorded to reduce the deferred tax asset to its net realizable value.

NOTE 5 - NOTES PAYABLE

         Notes Payable consists of the following:

                                                            September 30,  December 31,
                                                                2003          2002
                                                              -------       -------
                                                            (Unaudited)
         Line of credit (a)                                   $    --       $    --
         Promissory note payable due June 25, 2004,
            at 12% per annum (b)                               40,337        36,015
         Promissory note payable due November 19, 2004,
             at 18% per annum (c)                              23,913        23,913
                                                              -------       -------

                                                               64,250        59,928

         Less:  current portion                                64,250        59,928
                                                              -------       -------
                                                              $    --       $    --
                                                              =======       =======

(a) On February 19, 2003 Mimi & Coco obtained approximately a $50,000 line of credit with a Canadian bank. Interest is to be paid monthly and accrues at the Canadian prime rate (which was 2.75% per annum at September 30, 2003) plus 1.5% per annum. The bank has required the following security: a first lien of approximately $35,000 against the inventory of Mimi & Coco and an assignment of Mimi & Coco's business insurance against loss from fire and extended coverage, insured by an approved company, for at least the amount of the loan with the loss payable to the bank. In addition, the line of credit is collateralized by certain assets of two affiliated retail stores, owned by one of the Company's major stockholders and personally guaranteed by the two founders of the Company, a relative and an unrelated individual who is the beneficial owner of an entity that currently has a promissory note payable due from the Company. There are also non financial covenants that the Company must comply with. At September 30, 2003 there was approximately $50,000 available from this line of credit.

(b) On June 25, 2003, the Company refinanced this promissory note payable with an original principle balance of $36,015 and accrued and unpaid interest of $4,322 into a new promissory note payable. This new promissory note payable requires a single payment of principle and accrued interest at maturity.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 5 - NOTES PAYABLE - continued

(c) On November 19, 2003, the Company refinanced this promissory note payable with an original principle balance of $23,913 and accrued and unpaid interest of $4,304 into this new promissory note payable. This new promissory note payable requires a single payment of principle and accrued interest at maturity.

NOTE 6 - EQUITY TRANSACTIONS

         During July, 2002, the Company issued 130,000 shares of its common stock to each of two promissory notes payable holders as partial consideration of amounts due under the promissory notes payable. The balance of these promissory notes payable was paid in cash. The common stock was valued at its fair value which was $.10 per share.

         The private placement dated December 14, 2001 did not sell the required minimum 2,600,000 shares of common stock stipulated in the agreement and, accordingly, during June, 2002 the Company issued an additional 1,250,000 shares of its common stock to each of the two founders pursuant to an amendment, dated December 20, 2001, of the Common Stock Purchase Agreement dated December 20, 2000.

         On December 14, 2001, the Company offered to sell, through a private placement, shares of its common stock at a price of $.10 per share. As of December 31, 2002, the Company has completed this private placement by issuing 2,565,520, shares of common stock in exchange for proceeds of $224,598, net of offering costs of $31,954.

         During September 2001, the Company issued an aggregate of 10,000 shares of common stock to the Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors for services rendered. The Company valued these shares at $.10 per share.

         During November 2001, the Company issued 30,000 shares of its common stock for services rendered from an entity which is owned by the partner's of Company's legal counsel. These services were valued at $3,000.

         During November 2001, the Company issued 15,000 shares of common stock to a consultant in exchange for preparing the Company's business plan. The Company valued these shares at $.10 per share. In addition, the consultant was paid an additional $35,000 in consulting fees.

NOTE 7 - STOCK OPTIONS

         The Company adopted a 2001 Stock Option Plan on June 15, 2001. The plan provides for grants of "nonstatutory stock options" and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of "reload options". Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of (i) the number of shares of common stock used to exercise the option, and (ii) with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option. The Company has not yet granted any options or stock appreciation rights under the plan.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 8 - RELATED PARTY TRANSACTIONS

         Amounts due from affiliates at September 30, 2003 and December 31, 2002 represents accounts receivable for merchandise sold to two affiliated retail stores, owned by one of the Company's major stockholders. The Company sold merchandise to one of these related entities, of approximately $41,100 or 7.4% of sales, for the nine months ended September 30, 2003. The Company sold merchandise to one of these related entities, of approximately $20,000 or 36.0% of sales, for the nine months ended September 30, 2002. The Company sold merchandise to these related entities, of approximately $36,000, or 45% of sales, and $20,000, or 32% of sales, for the years ended December 31, 2002 and 2001, respectively. This major stockholder has guaranteed the amounts due from the affiliated retail stores.

         Mimi & Coco leases office space from a Director of the Company and leases its warehouse facilities from both affiliated retail stores owned by one of the Company's major stockholders. All the leases are on a month to month basis. The amount of rent expense to related parties charged to operations for the nine months ended September 30, 2003 and 2002 was approximately $5,700 and $3,100, respectively. The amount of rent expense to related parties charged to operations for the years ended December 31, 2002 and 2001 was approximately $4,800 and $1,700, respectively.

         The Chief Operating Officer earned management fees from the Company for the nine months ended September 30, 2003 and 2002 of approximately $12,600 and $8,000, respectively. For the years ended December 31, 2002 and 2001 the Chief Operating Officer earned management fees from the Company of $15,300 and $15,600, respectively. All management fees have been approved by the Board of Directors. In addition, the Company is paying the automobile lease and insurance on the Chief Operating Officer's automobile. For the nine months ended September 30, 2003 and 2002 the Company paid approximately $6,800 and $3,200, respectively, relating to the Chief Operating Officer's automobile and insurance. For the years ended December 31, 2002 and 2001, the Company paid approximately $4,300 and $2,500, respectively, relating to the Chief Operating Officer's automobile and insurance. Due to the officer will be paid upon the Company achieving positive cash flows from operations. No interest being charged on amounts due to the officer.

NOTE 9 - CONCENTRATIONS

         The Company has cash deposits with financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

         At September 30, 2003 approximately 42% of accounts payable and accrued expenses consist of amounts due to the Company's Italian tee-shirt manufacturer.

         At September 30, 2003 approximately 13% of the Company's accounts receivable were from one customer. During the nine months ended September 30, 2003 and 2002 19% and 60%, respectively, of the Company's sales were from one and four customers, respectively. During the years ended December 31, 2002 and 2001, 27% and 10%, respectively, of the Company's sales were from four and one customer, respectively.

                       MAC WORLDWIDE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (All information pertaining to the Nine-Months Ended
                    September 30, 2003 and 2002 is Unaudited)

NOTE 10 - CONTINGENCIES

         The Company currently is self insured for all insurance. Although the Company has not incurred any losses to date, it is unable to estimate the future effect of any losses which may occur.

NOTE 11 - SEGMENT AND GEOGRAPHIC INFORMATION

         Information about the Company's operations and assets in different geographic locations at September 30, 2003 and for the nine months ended September 30, 2003 and 2002 and at December 31, 2002 and for the years ended December 31, 2002 and 2001 is shown below pursuant to the provisions of SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information".

                                Nine-Months Ended                Years Ended
                                  September 30,                  December 31,
                             -----------------------       -----------------------
                               2003           2002           2002           2001
                             --------       --------       --------       --------
                                  (Unaudited)
       Net Sales:
         Canada              $ 87,084       $ 52,261       $ 70,918       $ 52,582
         United States        469,808          3,226          8,961          9,347
                             --------       --------       --------       --------
                             $556,892       $ 55,487       $ 79,879       $ 61,929
                             ========       ========       ========       ========


                                              September 30,        December 31,
                                                 2003                  2002
                                               --------             --------
                                              (Unaudited)
       Total Assets:
         Canada                                $337,109             $ 90,506
         United States                            5,385               32,779
                                               --------             --------
                                               $342,494             $123,285
                                               ========             ========

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL"), as amended from time to time, indemnify its officers and directors.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

         Article X of the Registrant's certificate of incorporation provide as follows:

                                    ARTICLE X
                      LIMITATION ON LIABILITY OF DIRECTORS;
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS;
                         PERSONAL LIABILITY OF DIRECTORS

         (i) To the fullest extent permitted by the GCL, a director of the Corporation shall not be personally liable to he Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         (ii) The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

         (iii) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law , (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ITEM 25.   EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

         Securities and Exchange Commission Registration Fee    $        55.00
         Legal Fees                                                  65,000.00
         Accounting Fees                                              7,500.00
         Printing and Engraving                                       3,400.00
         Miscellaneous                                                1,900.00
                                                                --------------

         TOTAL                                                  $    77,855.00

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         In December 2000, MAC issued 1,250,000 shares of our common stock to Vincenzo Cavallo, our COO and director in exchange for the transfer from Mr. Vincenzo Cavallo of his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares. The shares were valued at $.001 per share, total value $1,250.

         In December, 2000, MAC issued 1,250,000 shares of our common stock to Anthony Cavallo, our director in exchange for the transfer from Mr. Anthony Cavallo of all his shares of Mimi & Coco, Inc. to MAC Worldwide, Inc., which was 50% of Mimi & Coco, Inc.'s outstanding shares. The shares were valued at $.001 per share, total value $1,250.

         In September, 2001, MAC issued 10,000 shares of its common stock, valued at $.10 to president and director Steven Katz. These shares were issued for services rendered. Total value of the shares issued was $1,000.

         In November, 2001, MAC issued 30,000 shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $3,000 worth of non-legal services rendered. The shares were valued at $.10 per share. These shares are now held by Jackson Steinem, Inc. and the beneficial owner is Adam S. Gottbetter of Gottbetter & Partners, LLP, counsel to MAC.

         In November, 2001 MAC issued 15,000 shares of its common stock to David Rector in exchange for preparing our business plan. The shares were valued at $.10 per share, total value of the shares was $1,500. Mr. Rector is a personal business acquaintance of MAC's officers.

         From December, 2001 to July 2002, MAC sold 2,565,520 shares of its common stock at $.10 per share for a total of $256,520. The shares were sold to 14 accredited investors, and to 37 foreign investors who had access to all material information pertaining to the Company. These investors were personal business acquaintance of MAC's officers. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended. A private placement memorandum was provided to these investors.

         In June, 2002 MAC issued an additional 2,500,000 shares of its common stock; 1,250,000 shares were issued to Vincenzo Cavallo, and 1,250,000 shares to Anthony Cavallo pursuant to an agreement to complete the private placement offering dated December 14, 2001 by June 14, 2002. The shares were valued at $.001 per share, total value of the shares was $2,500.

         In June, 2002, MAC issued an additional 130,000 shares of its common stock to Viking Investment Group II, Inc. in exchange for $13,000 partial payment of a promissory note MAC issued to Viking Investment Group II, Inc. dated February 2, 2001 in the amount of $17,137. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash. The beneficial owner of Viking Investments Group II, Inc. is Ian Markofsky, a personal business acquaintance of MAC's officers.

         In June, 2002, MAC issued an additional 130,000 shares of its common stock to Parenteau Corporation in exchange for $13,000 partial payment of a promissory note MAC issued to Parenteau Corporation dated July 9, 2001 in the amount of $16,490. The shares were valued at $.10 per share. The balance of the promissory note was paid off in cash. The beneficial owner of Parenteau Corporation is Francois Parenteau, a personal business acquaintance of MAC's officers.

         In June, 2003, for loans received, MAC issued a promissory note to Sonic Investments, Ltd. The promissory note is dated June 25, 2003 and for $40,337 at an interest rate of 12%. The promissory note is due June 25, 2004. (This promissory note replaced a prior promissory note dated June 25, 2002 for $36,015.) The beneficial owner of Sonic Investments, Ltd. is the Estate of Martin Christen. Mr. Christen passed away in 2003. Mr. Christen was a personal business acquaintance of MAC's officers.

         In November, 2003, MAC issued a replacement promissory note to Viking Investment Group II, Inc. This promissory note is due November 19, 2004 and is for $28,217 at 18% interest. This promissory note replaces the promissory note for $23,913 at 18% interest between these same two parties, which was due on November 19, 2003.

         In February, 2004, MAC shareholders Greg Derkevorkian and Richard Hull each sold 10,000 shares of MAC to Anthony Markofsky. In exchange, Anthony Markofsky sold 4,246 shares of Amalgamated Technologies, Inc., a Delaware corporation, to both Greg Derkevorkian and Richard Hull. Anthony Markofsky is a personal business acquaintance of Greg Derkevorkian and Richard Hull. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

         In February, 2004, MAC shareholder Parenteau Corporation sold 380,000 shares of MAC to Viking Investment Group II, Inc., the beneficial owner of which is Ian Markofsky. In exchange Viking Investment Group II, Inc. sold 200,912 shares of Amalgamated Technologies, Inc., a Delaware corporation, to Parenteau Corporation. Ian Markofsky is a personal business acquaintance of Francois Parenteau, the beneficial owner of Parenteau Corporation. The sales were a private transaction without registration in reliance on the exemptions provided by Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

         In January, 2004, we issued a promissory note to Viking Investment Group II, Inc. The promissory note is for $3,000 at 10% interest and is due January 30, 2005.

         The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The Company made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment. There was no general solicitation or general advertising used to market the securities. Also, these investors were given a private placement memorandum containing the kind of information normally provided in a prospectus. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 27.   EXHIBITS.

   Exhibit
    Number            Description
-----------           --------------------------------------------------------
      3.1       --    Certificate of Incorporation*

   Exhibit
    Number            Description
-----------           --------------------------------------------------------
      3.2       --    By-Laws*

      4.1       --    Specimen Certificate of Common Stock*

      4.2       --    Promissory Note issued to Sonic Investments, Ltd. on
                      June 2002**

      4.3       --    Promissory Note issued to Viking Investment Group II, Inc.
                      on November 19, 2002***

      4.4       --    Promissory Note issued to Sonic Investments, Ltd. on
                      June 25, 2003

      4.5       --    Promissory Note issued to Viking Investment Group II, Inc.
                      on November 19, 2003

      4.6       --    Promissory Note issued to Viking  Investment Group II,
                      Inc. on January 30, 2004

      5.1       --    Form of Opinion of Counsel

     10.1       --    Stock Option Plan of 2001

     10.2       --    MAC Worldwide, Inc. Amendment Agreement, dated December
                      20, 2001, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC)**

     21.1       --    List of Subsidiaries*

     23.1       --    Accountant's Consent

     23.2       --    Counsel's Consent to Use Opinion (included in Exhibit 5.1)

-------------------

* Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.

** Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on October 7, 2002.

*** Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on December 6, 2002.



ITEM 28.   UNDERTAKINGS.

         The Registrant undertakes to:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii)Reflect in the prospectus any facts or events which,
                      individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii)Include any additional or changed material
                      information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Milltown, New Jersey on February, 2004.

                                         MAC Worldwide, Inc.


                                         By:/s/ Steven Katz
                                            --------------------------------
                                            Steven Katz
                                            President, CEO and
                                            Chairman of the Board of Directors


         In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                                      Title                                    Dated

       /s/Steven Katz           President, CEO and Chairman of the Board of Directors        February 2, 2004
-----------------------------
         Steven Katz
     /s/Vincenzo Cavallo        Chief Operating Officer, Principal Executive Officer,        February 2, 2004
-----------------------------   Director
      Vincenzo Cavallo
     /s/Anthony Cavallo         Chief Financial Officer, Secretary, Principal                February 2, 2004
-----------------------------   Accounting Officer, Director
       Anthony Cavallo


                               MAC WORLDWIDE, INC.
                                  EXHIBIT INDEX

   Exhibit
    Number            Description
-----------           --------------------------------------------------------
      3.1       --    Certificate of Incorporation*

      3.2       --    By-Laws*

      4.1       --    Specimen Certificate of Common Stock*

      4.2       --    Promissory Note issued to Sonic Investments, Ltd. on
                      June 2002**

      4.3       --    Promissory Note issued to Viking Investment Group II, Inc.
                      on November 19, 2002***

      4.4       --    Promissory Note issued to Sonic Investments, Ltd. on
                      June 25, 2003

      4.5       --    Promissory Note issued to Viking Investment Group II, Inc.
                      on November 19, 2003

      4.6       --    Promissory Note issued to Viking  Investment Group II,
                      Inc. on January 30, 2004

      5.1       --    Form of Opinion of Counsel

     10.1       --    Stock Option Plan of 2001

     10.2       --    MAC Worldwide, Inc. Amendment Agreement, dated December
                      20, 2001, (issuing Vincenzo Cavallo and Anthony Cavallo additional shares in MAC)**

     21.1       --    List of Subsidiaries*

     23.1       --    Accountant's Consent

     23.2       --    Counsel's Consent to Use Opinion (included in Exhibit 5.1)

-------------------

* Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on July 30, 2002.

** Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on October 7, 2002.

*** Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-97385, on December 6, 2002.